Exhibit 3.1(k)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

IMMUNOMEDICS, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

It is hereby certified that:

1. The name of the corporation is Immunomedics, Inc. (the “Corporation”).

2. The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on July 6, 1982.

3. The Certificate of Incorporation of the Corporation is hereby amended by deleting in its entirety Paragraph (a) of ARTICLE IV and substituting the following therefor:

“(a) The Corporation shall be authorized to issue one hundred-twenty million (120,000,000) shares, consisting of one hundred-ten million (110,000,000) shares of Common Stock, $.01 par value per share (“Common Stock”), and ten million (10,000,000) shares of Preferred Stock, $.01 par value per share (“Preferred Stock”).”

4. The amendment to the Certificate of Incorporation set forth above has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer and attested to by its Secretary this 25th day of August, 2005.

/s/ Cynthia L. Sullivan
Cynthia L. Sullivan President and Chief Executive Officer

Attest:

/s/ Phyllis Parker Phyllis Parker
Secretary